JACKSONVILLE BANCORP ANNOUNCES
SECOND QUARTER RESULTS

JACKSONVILLE, FLA., July 24/PRNewswire-First Call/--Jacksonville Bancorp, Inc. (NASDAQ: JAXB), holding company for The Jacksonville Bank, reported the Company had a second quarter net loss of $840 thousand, compared to net income of $694 thousand in 2007. Total assets were $424 million at June 30, 2008, compared to $392 million at December 31, 2007 and $368 million at June 30, 2007. Period end loans increased by $31.9 million, or 9.4% (19% annualized), for the six-month period from December 31, 2007, and by $51.7 million, or 16.0%, from June 30, 2007. Noninterest-bearing accounts increased by $4.0 million, or 11.4%, from December 31, 2007.

There were four significant events that led to the loss for the quarter:

•
The termination of the agreement to acquire Heritage Bancshares, Inc. on June 24, 2008 resulted in $430 thousand in merger-related costs that were all expensed in the second quarter. This amount consisted primarily of professional fees, system conversions and communication expenses. There are no additional expenses expected from the termination in future quarters.

•
The Company had net loan charge-offs (excluding overdrafts as discussed below) of $638 thousand during the quarter, driven by the charge-off of one customer relationship in the amount of $419 thousand that resulted from fraudulent activity in the customer’s business. The Company is still vigorously pursuing collection despite the charge-off.

•
The Company experienced an additional charge-off of $158 thousand on an overdrawn depository account from a non-loan customer. The Company is vigorously pursuing collection. There are no additional monies owed to the company by this customer.

•
Provision expense was increased to $1.8 million for the second quarter of 2008, compared to $201 thousand in the second quarter of 2007 and $363 thousand for the first quarter in 2008. In response to continued slowing economic activity and softening real estate values, the allowance for loan losses was increased to 1.12% of total loans at June 30, compared to .94% for the comparable period in 2007.

Jacksonville Bancorp, Inc. President and CEO Gilbert J. Pomar, III stated, “This was an unusual quarter where we had several large unique events that negatively affected our earnings. We believe the termination of the Heritage acquisition, while costly this quarter, was in the shareholders’ long-term best interests. The two large charge-offs highlighted were unrelated to what is going on in the real estate market. Nonetheless, the Company is reacting aggressively to changes in current market conditions.”

During the quarter, the Company completed a private placement offering of trust preferred securities of $7.6 million. At June 30, the Company had $7.2 million in excess capital above regulatory well capitalized levels. “The proceeds from these issuances provide the Company the capital strength to take advantage of growth opportunities while safeguarding against the current economic downturn,” Mr. Pomar went on to say.

On a basic and diluted per share basis, the net loss was $0.48, compared to net income of $0.40 and $0.38, respectively, for the same period in 2007. For the first six months of 2008, Jacksonville Bancorp reported a net loss per diluted share of $0.17, compared to net income of $0.68, reported in the same period in 2007.

Delinquencies (loans past due 30 or more days) decreased from $5.8 million, or 1.61% of total loans, at March 31, 2008 to $4.6 million, or 1.23% of total loans, at June 30, 2008. Nonperforming loans increased $7.8 million from $1.0 million to $8.8 million during the quarter. The increase is due to the addition of two real estate loans secured by first mortgages to non-accrual status.

Net interest income for the second quarter of 2008 was flat at $2.9 million, compared to the second quarter of 2007. Interest income for the quarter declined $403 thousand when compared to the prior year as a result of the ongoing reduction in short-term rates by the Federal Reserve as well as the $7.8 million in loans that were placed on non-accrual during the quarter; this was offset by average earning asset growth of $59.9 million. Interest expense declined by $341 thousand as a result of the reduction in short-term rates offset by a transition from core deposits into more expensive time deposits and wholesale funding required to support the Company’s strong earning asset growth. The net interest margin was 2.93% and 3.14% for the quarter and year, respectively, compared to 3.51% and 3.63% for the comparable periods in 2007.

Noninterest income decreased 8.8% over the second quarter 2008 and 11.3% for the six months ended June 30, 2008, compared to the same period in the previous year. This is a result of a drop off in mortgage origination referral income, due to the slowing real-estate market, partially offset by income earned on an additional $3.5 million BOLI contract entered into by the bank during the second quarter to help finance the cost of employee benefits. Noninterest expense was $2.8 million for the quarter ended June 30, 2008, up 44.7% over the comparable period in the prior year. The Company absorbed $430 thousand in additional merger related expenses as a result of the termination of the merger agreement with Heritage Bancshares, Inc. in the second quarter of 2008. For the six months ended June 30, noninterest expense was $5.1 million, an increase of 26.7% over the same period in 2007.

“We will continue to focus on enhancing and executing our strategic business model that has served us so well in the past while staying ever mindful of the current banking environment. We are growing at a very solid rate with quality assets as many of our competitors are reducing their holdings. The events of this quarter will make us a stronger bank in the future. The current industry conditions require that we remain nimble and adjust our direction as the situation dictates. I am confident that our experienced management team and strong capital position will provide the stability necessary to emerge as the dominant community bank in the Greater Jacksonville area," said Mr. Pomar.

Jacksonville Bancorp, Inc., a bank holding company, is the parent of The Jacksonville Bank, a Florida state-chartered bank focusing on the Northeast Florida market with five full-service banking offices. The Jacksonville Bank opened for business on May 28, 1999 and provides a variety of community banking services to businesses and individuals in Jacksonville, Florida. More information is available at its website at www.jaxbank.com.

The statements contained in this press release, other than historical information, are forward-looking statements, which involve risks, assumptions and uncertainties. The risks, uncertainties and factors affecting actual results include but are not limited to: our relatively limited operating history; economic and political conditions, especially in North Florida; competitive circumstances; bank regulation, legislation, accounting principles and monetary policies; the interest rate environment; success in minimizing credit risk and nonperforming assets; and technological changes. The Company’s actual results may differ significantly from the results discussed in forward-looking statements. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company does not undertake, and specifically disclaims, any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Additional information regarding risk factors can be found in the Company’s filings with the Securities and Exchange Commission.

Contact Valerie Kendall at 904-421-3051 for additional information.

JACKSONVILLE BANCORP, INC.
(Unaudited)
(Dollars in thousands except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Earnings Summary
Total interest income	$6,209	$6,612	$13,002	$12,655
Total interest expense	3,282	3,623	6,850	6,734
Net interest income	2,927	2,989	6,152	5,921
Provision for loan losses	1,755	201	2,118	448
Net interest income after provision for loan losses	1,172	2,788	4,034	5,473
Noninterest income	260	285	512	577
Noninterest expense	2,822	1,950	5,138	4,056
Income (loss) before income tax	(1,390)	1,123	(592)	1,994
Income tax provision (benefit)	(550)	429	(289)	757
Net income (loss)	$(840)	$694	$(303)	$1,237

Summary Average Balance Sheet
Loans, gross	$368,095	$311,974	$360,561	$299,608
Securities	31,689	28,540	31,813	28,343
Other earning assets	1,371	751	2,191	777
Total earning assets	401,155	341,265	394,565	328,728
Other assets	16,352	14,148	15,990	14,058
Total assets	$417,507	$355,413	$410,555	$342,786
Interest bearing liabilities	$348,516	$294,656	$341,810	$283,382
Other liabilities	41,501	36,775	41,515	35,728
Shareholders' equity	27,490	23,982	27,230	23,676
Total liabilities and shareholders' equity	$417,507	$355,413	$410,555	$342,786

Per Share Data
Basic earnings (loss) per share	$(0.48)	$0.40	$(0.17)	$0.71
Diluted earnings (loss) per share	$(0.48)	$0.38	$(0.17)	$0.68
Basic weighted average shares outstanding	1,748,350	1,742,673	1,747,989	1,742,793
Diluted weighted average shares outstanding	1,748,350	1,819,819	1,747,989	1,821,155
Book value per basic share at end of period	15.01	13.94	15.01	13.94
Total shares outstanding at end of period	1,747,925	1,741,668	1,747,925	1,741,668
Closing market price per share	$15.90	$28.25	$15.90	$28.25

Selected Ratios
Return on average assets	(0.81%)	0.78%	(0.15%)	0.73%
Return on average equity	(12.29%)	11.61%	(2.24%)	10.54%
Average equity to average assets	6.58%	6.75%	6.63%	6.91%
Interest rate spread	2.44%	2.84%	2.60%	2.97%
Net interest margin	2.93%	3.51%	3.14%	3.63%
Allowance for loan losses as a percentage of total loans	1.12%	0.94%	1.12%	0.94%
Net charged off loans as a percentage of average loans (annualized)	0.89%	0.00%	0.57%	0.00%
Efficiency ratio	88.55%	59.56%	77.10%	62.42%

	June 30,
Summary Balance Sheet	2008	2007
Cash and cash equivalents	$6,024	$6,829
Securities	28,296	26,636
Loans, net	370,094	319,525
All other assets	19,823	15,142
Total assets	$424,237	$368,132
Deposit accounts	$332,848	$301,217
All other liabilities	65,147	42,640
Shareholders' equity	26,242	24,275
Total liabilities and shareholders' equity	$424,237	$368,132